Exhibit 99.1

Silvergate Capital Corporation
Q1 2022 Earnings Conference Call
Tuesday, April 19, 2022 at 11:00 a.m. Eastern

CORPORATE PARTICIPANTS
Hunter Stenback - Investor Relations
Alan Lane - President and Chief Executive Officer
Tony Martino - Chief Financial Officer
Ben Reynolds - Chief Strategy Officer

PRESENTATION

Operator

Good morning or good afternoon all, and welcome to the Silvergate Capital Corporation First Quarter 2022 Earnings Conference Call.

I will now hand you over to Hunter Stenback to begin. Hunter, please go ahead when you are ready.

Hunter Stenback

Thank you Operator, and good morning everyone. We appreciate your participation in the Silvergate Capital Corporation’s First Quarter 2022 Earnings Call.

With me here today are Alan Lane, our Chief Executive Officer; Tony Martino, our Chief Financial Officer; and Ben Reynolds, our Chief Strategy Officer.

As a reminder, a telephonic replay of this call will be available through 11:59 pm Eastern Time on May 3, 2022. Access to the replay is also available on the Investor Relations section of our website. Additionally, a slide deck to complement today’s discussion is available on the IR section of our website.

Before we begin, let me remind everyone that this call may contain certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include remarks about Management’s future expectations, beliefs, estimates, plans, and prospects. Such statements are subject to a variety of risks, uncertainties, and other factors, including the COVID-19 pandemic, that could cause actual results to differ materially from those indicated or implied by such statements. Such risks and other factors are set forth in our periodic and current reports filed with the Securities and Exchange Commission. We do not undertake any duty to update such forward-looking statements.

Now, I would like to turn the call over to Alan.

Alan J. Lane

Thank you, Hunter, and good morning, everyone.

We started off 2022 on a strong note with first quarter net income available to common shareholders of $24.7 million, an increase of 94% compared to the first quarter of 2021. This is a testament to the earnings power of our platform and continued progress on our strategic initiatives, which I will discuss further in a moment. I am particularly pleased with our first quarter results when you consider that this was one of the most challenging periods for the broader crypto ecosystem since the beginning of the pandemic.

As we have done over the past few quarters, we continue to work with Coin Metrics to better understand how activity on the Silvergate Exchange Network, or SEN, our real-time, API-enabled platform, is correlated with the broader crypto industry. According to their data, in the first quarter, both bitcoin and ethereum dollar trading volumes were down significantly. Consistent with this data, first quarter SEN transfer volume of $142 billion declined 35% on a sequential basis and 15% compared to the first quarter
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of 2021. Transaction revenue from digital currency customers of $8.9 million increased year-over-year by 26%, but declined 4% sequentially.

As I've said before, our growth trajectory won't always be linear. That said, while SEN volume was impacted by broader industry trends in the first quarter, I remain encouraged by the continued growth we achieved in customers, SEN leverage commitments, and average deposits. The number of digital currency customers increased to 1,503 in the first quarter, an increase of nearly 400 customers since the same quarter last year. Our pipeline of potential new digital currency customers remains robust, as we continue to benefit from the powerful network effects created by the SEN.

Turning to SEN leverage, our bitcoin collateralized lending product, total approved commitments grew 88%, to $1.1 billion, compared to $571 million at the end of the fourth quarter. Last month we announced the issuance of a $205 million SEN leverage loan to MacroStrategy, a subsidiary of MicroStrategy, demonstrating the use case for SEN leverage as a treasury management solution that will allow institutions to utilize their bitcoin to support and grow their business. SEN leverage is still in the early stages of its evolution, and we remain confident in our ability to grow this product over the long term, including through new, innovative use cases like this one. Importantly, SEN leverage has continued to perform as designed, with zero losses to date and no forced liquidations.

Average deposits from digital currency customers also continued to grow during the first quarter, reaching a record $14.7 billion, driven by our customers that require the ability to move U.S. dollars in real time, 24 hours a day, seven days a week on the SEN. This compared to an average of $13.3 billion during the fourth quarter and $6.4 billion during the first quarter of 2021.

Now, turning to our strategic initiatives.

As I've noted in the past, many of our initiatives and product launches are born out of solving problems for our customers. We made two exciting announcements this quarter that helped advance our customer-first approach. First, I'll touch on our stablecoin infrastructure initiative.

In January we announced that we had acquired select blockchain-based payment technology assets from the Diem Group, further enhancing our existing stablecoin infrastructure. These intellectual property assets include development, deployment, and operations infrastructure and tools for running a blockchain-based payment network designed to facilitate payments for both commerce and cross-border remittance. Importantly, the assets we purchased include proprietary software elements that are critical to running a regulatory-compliant stablecoin network. We see the potential for stablecoins to become a meaningful payment rail for consumers and businesses around the globe.

As an insured depository institution, Silvergate is uniquely positioned to leverage this technology under the evolving framework from Washington, DC. We know that our customers have a need for U.S. dollar-backed stablecoin that is regulated and highly scalable to further enable them to move money without barriers, and as we announced on our fourth quarter earnings call, we are working to launch a stablecoin in 2022. We view this investment as an important milestone, and the acquired assets bring us one step closer to achieving this goal by enhancing our already existing stablecoin infrastructure.

Turning to Euro SEN.

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In February we announced the expansion of the SEN to enable customers to transfer euros in near real time 24 hours a day, seven days a week. Euro SEN was built using the same technology as the existing U.S. dollar SEN payment rails, and enables customers to send euros to other Silvergate customers with immediate access to funds. We are excited to solve this need for our customers who can now move euros 24/7 on the SEN just as they do U.S. dollars.

Finally, I wanted to briefly touch on the EJF Silvergate Ventures Fund, our joint investment vehicle with EJF Capital focused on early-stage startups that we announced during the fourth quarter of 2021. We're excited to announce the closing of our first capital call, with total fund capital commitments of $114 million subsequent to the quarter. By supporting entrepreneurs who are shaping the future of the digital currency ecosystem, we will stay on the cutting edge of the next generation of products coming to market, and in turn, continue to deliver more innovative and useful products to our customers.

I'm proud of everything we accomplished in the first quarter and I'm excited for what's to come in 2022.

I'll now turn it over to Tony to review our financial results in more detail before we take your questions.

Antonio Martino

Thank you Alan, and good morning everyone.

Starting on Slide 5 with our key financial results, Silvergate reported first quarter net income available to common shareholders of $24.7 million, or $0.79 per diluted common share, compared to $18.4 million or $0.66 per diluted share in the fourth quarter, and up from $12.7 million or $0.55 per diluted share in the first quarter of 2021.

Revenue of $59.9 million was up 22% compared to the fourth quarter and up 93% compared to the same quarter a year ago, driven by higher net interest income which I will discuss in more detail later on.

Total assets of $15.8 billion remained relatively stable to the prior quarter, and increased 104% compared to the first quarter of 2021.

Next, on Slide 6, as Alan mentioned, average digital currency deposits were $14.7 billion in the quarter. The year-over-year increase was driven by growth in deposits from digital currency exchanges, institutional investors in digital assets, and other fintech-related customers. As in previous quarters, our deposits from digital currency customers can fluctuate, as evidenced by high and low daily total digital currency deposit levels of $16.2 billion and $13.2 billion, respectively, during the quarter. Similar to previous quarters, our weighted average cost of deposits for the quarter was essentially zero, reflecting our efficient digital currency deposit-gathering strategy.

Turning to Slide 7, our securities portfolio totaled $12.2 billion, with a yield of 1.23% for the first quarter, up over $3 billion from a balance of $8.6 billion at the end of the fourth quarter, with a corresponding yield of 1.04%. Year-over-year, securities increased $10.5 billion. We continue to take an active and measured approach to balance sheet management with an objective of maintaining a high-quality securities portfolio.

Moving on to the loan portfolio.

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As we continue to look for ways to focus on lines of business with strategic importance, we sold certain commercial real estate, multifamily real estate, and construction loans of approximately $151 million on a net basis after participating a portion of the loans. This sale was the primary driver of total loans decreasing compared to the prior quarter. As a result, the allowance for loan losses was $4.4 million, down $2.5 million from the fourth quarter. As we've said in the past, our real estate lending portfolios are paying down and we are not originating new loans in these categories. On a year-over-year basis, total loans were up $50.5 million, or 3%, driven by increased SEN leverage and mortgage warehouse balances, partially offset by the sale of the real estate loans I just mentioned.

Net interest income was $50.5 million in the first quarter, an increase of $12.3 million compared to the fourth quarter and $27.5 million compared to the first quarter of 2021, driven by higher securities balances.

Net interest margin was 1.36% for the first quarter compared to 1.11% for the fourth quarter and 1.33% in the first quarter of last year. The increase in NIM from the prior quarter was driven by higher securities balances and higher yields on recently purchased securities.

Last month, the Federal Reserve raised the Fed fund's interest rate by 25 basis points, and we have also observed more pronounced increases further out on the yield curve. Silvergate has been, and continues to be, well-positioned for a rising rate environment. As of March 31, 2022, approximately 55% of our securities were floating-rate. Additionally, approximately 90% of our loans held for investment were floating-rate, and a substantial majority of our SEN leverage and mortgage warehouse loans are floating-rate. To give you a sense of our current interest rate sensitivity, assuming a static balance sheet and a positive 25 basis point interest rate shock, net interest income is estimated to increase approximately $23 million over a 12-month period.

Turning to Slide 8, non-interest income for the first quarter of 2022 was $9.5 million, a decrease of $1.6 million, or 15%, from the prior quarter, and an increase of $1.4 million, or 17%, from the first quarter of 2021. The decline in non-interest income on a sequential basis was primarily related to a loss on the sale of securities, lower other income, and a slight decrease of $0.4 million or 4.4% in deposit-related fees. The year-over-year increase was a result of growth in fee income from digital currency customers.

Slide 9 shows non-interest expense for the quarter of $28.0 million, up $2.4 million from the prior quarter and $8.4 million compared to the same quarter of last year. As I mentioned earlier, salaries and employee benefits and communications and data expenses increased, driven by continued investments in our strategic growth initiatives, contributing to the increase in non-interest expense during the quarter. Additionally, in the first quarter, we had a $1 million provision for off balance sheet SEN leverage commitments. We will continue to make strategic investments over the year to support our growth and initiatives, and as a result we expect full year 2022 operating expenses to be in the range of approximately $130 million to $140 million, excluding any intangible amortization.

Finally, as Alan mentioned, we acquired select stablecoin assets from the Diem Group earlier this year. We stated that as part of integrating the acquired assets into Silvergate's existing technology, Silvergate expects to incur approximately $30 million of costs in 2022. As part of the transaction, $8.4 million of transaction-related costs were capitalized. The remaining costs are built into our expense forecast that I referenced earlier, and we will not be breaking them out going forward.

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Overall, this was a strong first quarter for Silvergate and I look forward to continuing our growth during the rest of the year.

With that, I would like to ask the Operator to open the line for any questions. Operator?

Operator

Thank you.

Our first question today comes from Dave Rochester from Compass Point. Dave, your line is open. Please go ahead.

David Rochester

Hey. Good morning guys.

Alan J. Lane

Good morning Dave.

David Rochester

Was just hoping to get an update on the stablecoin initiative; how close you think you are to getting that approval and what still gives you confidence you'll do that this year, and then once you get the approval, I think you've said you can issue stablecoin fairly quickly. Do you already have your initial customers lined up and ready to launch at this point, and then was just wondering how quickly you think those deposit flows and fees could start hitting once the stablecoin's issued?

Alan J. Lane

Yes, appreciate the questions Dave, and I'll turn it over to Ben in just a second to provide a little bit more detail but in general we feel like we’re right on target. There's a lot of work to do, as you know, but the work continues, and the one thing I do want to touch on quickly before Ben dives in in a little bit more detail, is as it relates to the deposit inflows in, we've consistently said that when we do launch, we’re going to start with a pilot. It’ll be small, and so we’re not currently contemplating any significant move in deposits from the stablecoin initiative in 2022, assuming we get the pilot launched later this year as planned. That'll be a small, controlled pilot with a handful of customers and we’ll make sure everything's working well, but with that, let me turn it over to Ben to provide a little bit more color.

Ben Reynolds

Thanks, Alan.

Yes, as Alan mentioned, we’re excited about the prospect of launching a U.S. dollar-backed stablecoin in 2022 using the Diem blockchain, but don't have any further update on timing as of right now. We're in the process of defining the business model for Diem so that we have the proper incentives across the payment network, but we do think about future revenues in terms of transaction fees and the yield
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generated by the reserve, so I think that's consistent with what we've said previously and nothing has really changed there.

I think it is important to note that the characteristics of the Diem blockchain related to reliability, security, and scalability make it ideal for payments, and so our focus is really on getting this launched this year. Part of that involves figuring out how to manage the reserves in a way that's highly scalable, and so we are continuing to make progress with our application with the New York DFS to form a trust company in case that ends up being the best path for scaling of the reserves, so overall, we think we’re on track and feel good about the position that we’re in.

David Rochester

Appreciate that, and is that trust company just meant to house material deposit growth that you don't feel like you would want to just add to the balance sheet immediately? Could that be like a reservoir for future deposit growth as you get larger, as the capital base grows over time? Just wondering how you think about that in relation to deposit growth going forward.

Alan J. Lane

Yes. It's all of the above, Dave. As I think you're aware, we started down this path of looking at setting up the separate trust company a couple of years ago. We put a pause on it at the beginning of the pandemic, but then with the work that we were doing with the Diem Group beginning of last year, we thought that it made sense for us to restart that process. It is still a bit unclear. Ben started off his comments about—talking about the management of the reserves, and there's still an open question regarding whether the reserves—whether the deposits themselves, the funds that come in will be treated as deposits on our balance sheet, and so to the extent that they are treated as deposits and if FDIC insurance applies, etc., that could impact how we think about the reserve as well, so the trust charter is really about optionality, and we've been pretty consistent in saying that we would like this to be as capital-efficient as possible, and so, again, the trust charter is really about optionality so that we can think about moving some of the deposits off balance sheet should we need to, but that'll become clearer as we move through the rest of this year.

Operator

Our next question comes from Steven Alexopoulos from JP Morgan. Steven, please go ahead. Your line is open.

Steven Alexopoulos

Hi. Good morning, everyone.

Alan J. Lane

Hey, Steve.

Steven Alexopoulos

Hi, Alan.
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Crypto prices were down sharp in the first quarter, but you still had strong growth in new digital currency customers. I know I've asked this before, but is the volatility in crypto prices having any impact on the pace of institutional adoption, and maybe said another way, do you think you would have added even more customers if crypto prices had trended higher over the past few quarters?

Alan J. Lane

Yes, that's a fair question. The quick answer is no, and part of the reason I would answer the question that way Steve is because the institutional clients—the institutions that are coming into this space, it takes quite a bit of work for institutions to get through all of their own internal approvals, everything that they need to do on their end in order to get approval to invest in the digital assets and then set up the necessary controls on their end, etc. Opening the account at Silvergate is one component. Getting the API integrations with the SEN is obviously an important component, and so there is quite a bit of lead time. I would actually say most of the institutional investors that I talk with, especially if they're looking at this as a new asset class, looking at it with much more of a long-term view, they actually look at the price pullbacks as opportunities, and so I would have—if it was within their control to move more quickly, I would almost answer the question in the opposite in that when prices are down, there should be a flood of new entrants because they're like, okay, now—I missed it before, and now I'm going to buy the dip, but it just doesn't really happen that way because of the lead time that's involved.

Steven Alexopoulos

Got you. Okay. That's helpful, and then on SEN leverage, have you started providing this product to other banks yet, and maybe where is the appetite there?

Thanks.

Alan J. Lane

Yes, that is something that we're in active dialogue with a handful of banks, and Steve what I think you're referring to is our ability to participate these loans out in some type of a syndication which will allow us to grow the portfolio larger than what we might be comfortable holding on our balance sheet, so we are not currently participating any loans, but we are in active dialogue with a handful of banks and I would expect that's something that you'll see later this year as well.

Operator

The next question comes from Will Nance at Goldman Sachs. Will, your line is open. Please go ahead.

Will Nance

Hey, guys. Good morning.

Appreciate all of the color you guys provided this quarter as it relates to the securities and loan portfolio and the interest rate sensitivity, and hats off to the team for keeping the portfolio short ahead of this move in rates. I know that was a big focus. I just wanted to gauge your appetite around duration extension if we were to fast forward a year from now and short-term rates are something like 150 basis points higher. At
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that point, or at what point would you consider locking in some of the benefits of higher short-term rates, and just given the nature of the deposit base, how much of an opportunity do you see to remix towards more fixed-rate assets once we get through some of these rate increases?

Alan J. Lane

Yes, I'm going to turn the call over—that question, Will, I'm going to turn it over to Tony to talk a little bit about how we think about managing the balance sheet, but the short answer is that we continue to prioritize liquidity for our customers, and that is not rate-dependent. It is really more a focus of the fact that our customers are primarily banking with us because of the benefits of the SEN and the 24/7 nature of the platform that we provide, and so that drives us to keep things on the shorter end, as you've mentioned, but clearly we did put some additional cash to work during the quarter, and I'll turn it over to Tony to provide a little bit more color.

Antonio Martino

Yes, thanks, Alan, and thanks for the question, Will, and you're right. Your observation is absolutely right. We purchased approximately $4.6 billion in securities during the quarter and we didn't change our effective duration on the portfolio relative to year-end, so we did stay short as evidenced by the ratio of floating-rate to fixed rate. I think as we think about things going forward, I mean, it remains to be seen. I don't want to commit to where we’re going to shift the portfolio.

I will say, when you look at the ratio of—or the proportion of our securities investments, we’ve stayed pretty consistent in terms of the buckets, and as Alan said we prioritize liquidity, so one of the consistent points here is 65% of the portfolio was U.S. agency-backed securities, and then a good chunk in tax-exempt municipal bonds of high-quality and good diversification, so we’ll continue to prioritize quality and liquidity going forward, and as we've indicated we stand to benefit significantly from asset sensitivity.

Will Nance

Got it. Super helpful. I appreciate all the color, and then just one on the client acquisition. I'm wondering if you could talk about the profile, the incoming client base, and maybe from a cohort perspective, what the deposit relationships are looking like for the new customers that you're onboarding. You guys saw nice acceleration in new client onboarding this quarter. How long does it take to bring over the associated deposits; how much in deposits do you generally expect; and when you look at growth outlook, can we think about some relationship between the increases in customers yielding an increase in deposits going forward?

Alan J. Lane

Yes. Well, let me turn it over to Ben to provide some additional color on that question.

Ben Reynolds

Yes, thanks for the question Will.

When we look at our three buckets of customers, digital currency exchanges, institutional investors, and other customers, we’re certainly seeing the most amount of growth in the institutional investor category in
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terms of number of customers. It's really difficult to forecast what the deposits look like for that group because they're so market-dependent.

Overall, in the quarter, we saw deposits from that institutional investor group being down similar to the way the usage of the SEN was down, and again that has to do with low trading volumes, low price volatility, and the price in the underlying market moving down. We also saw growth in the other customer segments, in both number of customers and in deposits. A lot of that has to do with the broader investment in the crypto ecosystem, so that, as a reminder, those other customers include software developers, protocol creators, miners, and whatnot, and so as venture capital money moves into that segment—and I think people are familiar with the amount of money that's been raised by different funds and those funds putting that money to work, that segment continues to grow, and we think that that'll continue this year as more money gets deployed.

The digital currency exchanges are our most consistent category, and they're—we know that they're dependent on market conditions as well, so really difficult to answer your question just given what's going on in the underlying, but we're excited about the customer growth, we're excited about the pipeline, and we think that as the market matures, deposits will continue to grow, even though that's not necessarily the metric that we're most focused on.

Operator

The next question comes from Steve Moss from B. Riley Securities. Steve, please go ahead. Your line is open.

Steve Moss

Good morning.

Maybe just starting with the Euro SEN here, just wondering if you guys could give any color as to the contribution to activity this quarter, if it had any meaningful impact here.

Alan J. Lane

Yes, I'll go ahead and take that.

Candidly, Steve, it didn't have any significant impact in the first quarter, and that is again exactly as designed, and when I say as designed, I'm referring to the way we launch product. Even with something like Euro SEN, when we turn that on, we start with a handful of customers. We're making connections for them to other customers on the platform. We're wanting to make sure that it's working well before the broader rollout, so that rollout is ongoing, and this is just a really strong example of what we’ve said consistently over the years, which is our new product launches are very much driven by customer need, by helping our customers solve problems, remove friction, and this is something that I think we may have even talked about in the past on some of these calls; the fact that a couple of years ago, our customers were saying to us hey, we love the SEN for the U.S. dollar. It would be great if we could have the SEN for the Euro and then for other foreign currencies as well, and so this is something that will just further enhance our relationships with our existing customers and then also provide one more tool for us to grow our customer base internationally.

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Steve Moss

Okay. That's helpful, and then one question for Tony here. Just on the securities portfolio here, could you remind me of what the effective duration was either at March 31 or year-end, and then second question in terms of the—second part is just in terms of the appetite for additional held-to-maturity additions to the portfolio, how are you thinking about balancing out between AFS and HTM?
Antonio Martino

Yes, sure.

Our effective duration both at quarter-end and at last year-end was just below three, and in terms of the HTM, we did move some securities or reclassify some securities to held-to-maturity. About $1.5 billion of securities were moved to HTM at the beginning of the quarter, and then we purchased U.S. Treasuries which were designated as held-to-maturity on purchase. The ratio of held-to-maturity is just over 20%. I'd say we’re comfortable at that level. The reclassifications had minimal impact on our liquidity profile, and hopefully, the move in the long end of the yield curve is muted going forward, but having said that the reclassification doesn't really have a big impact on us, so we’re comfortable with the move we made and not sure where we’re going to go from here.

Operator

The next question is from Joseph Vafi from Canaccord. Joseph, your line is open. Please go ahead.

Joseph Vafi

Hey, guys. Good morning. Great results. Great to see all the progress on so many fronts.

Maybe we could just talk about the loan to MacroStrategy; obviously, a little bit different that it's kind of a treasury management strategy versus a trading strategy by institutions. It's a pretty big chunk I think, relative to some of your other customers over there. I was wondering to drill down a little bit into maybe some of the risk parameters you used here; if there was any difference in this loan versus some of the others, and then I’ll have a quick follow-up.

Alan J. Lane

Yes, Joe, thanks for the question.

Yes, we’re very excited about this new use case for our bitcoin collateralized lending, and when we first launched this a couple of years ago in a pilot in January of 2020, the "treasury use case" wasn't even on our radar. SEN leverage, as you know, was originally designed to facilitate liquidity for traders, hence the tight integration with the exchanges and the ability to liquidate 24/7, etc., but as the asset has matured—you saw the announcement in late—right at the beginning of the fourth quarter of 2021, that we had made a loan to Marathon Digital for—which is a bitcoin mining company, and then here in the first quarter of this year, the loan to MacroStrategy, which shows two additional use cases for this product, and you're absolutely right, it's a larger loan to MacroStrategy.

Also, anyone who has followed MicroStrategy's evolution here over the last couple of years knows that they've gone out and they’ve put a lot of bitcoin on their balance sheet. They do not want to see that
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bitcoin liquidated under any circumstance, and so they—they're a public company as well, so while we typically don't disclose terms for individual customers, they, as a public company, did provide some disclosure around the loan-to-value, etc., and it was a much lower loan-to-value of a starting point of 25%, or the other way to say it is the collateral coverage ratio started at four times, so for a $200 million loan, they pledged $800 million worth of bitcoin. That provides an awful lot of cushion for the potential volatility in the price of bitcoin, and then because of that higher coverage ratio, it's a lower risk loan to us as well, and that's reflected in the yield, and so having said all of that we would love to make those kind of loans, so anybody else out there listening to this call who has bitcoin on their balance sheet, it's a great time to be a bitcoin banker, and we'd be happy to entertain more opportunities.

Joseph Vafi

Well, I think some of these miners, Alan, still have some good HODLs on their balance sheet and they're growing every month, so maybe there will be some more customers coming your way on that, so that's good.

Alan J. Lane

There you go.

Joseph Vafi

Maybe just one more relative to Diem. It does sound like there's progress there. Do you have a feel on regulatory oversight on any customers here, like if—for example, if you pilot with a payments guy, an electronic payments platform that would be using your approved and regulated stablecoin, what do you think the regulators are going to have to get comfortable with with those customers of yours, or is it really just you?

Thanks a lot.

Alan J. Lane

Yes. We'll certainly be thoughtful about the customers that we launch the pilot with for the very reason that you just highlighted. Having said that, we are already—as everyone on this call knows, we are already working with many of the—essentially all of the cryptocurrency exchanges, and many of them are listing multiple stablecoin trading pairs, and then we’re also banking many of the digital-first retail platforms and facilitating their ability to buy and sell bitcoin on behalf of their customers, and so all of the regulatory compliance requirements that are in existence for us to interface with a digital platform working with consumers to facilitate buying and selling of digital assets, it's that same regulatory framework that will be applied to the purchase and sale of a stablecoin.

There will absolutely be concerns about consumer protection. Those were all things that we were working on together with the Diem Association at this time last year under the first iteration of our potential issuance of a stablecoin, so we’re confident that we understand what regulatory compliance requirements are going to be applied. We're confident, as Ben mentioned in some of his remarks, that the platform that—the protocol that—the assets that we purchased, the platform that we intend to launch will satisfy all of the consumer compliance, as well as broader regulatory compliance rules and regulations that are going
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to apply to this activity, so it's—we’re very excited about getting this thing launched later this year and we are working feverishly toward that goal.
Operator

The next question comes from Michael Perito of KBW. Michael, please go ahead. Your line is open.

Michael Perito

Hey guys. Good morning. Thanks for taking the questions.

Alan J. Lane

Hey Mike.

Michael Perito

Just two clarification questions.
One, I was wondering if you guys could just spend a minute on the deposits and the overall cost of the deposits, which obviously, as Tony mentioned, are zero today, and I believe are expected to be zero for the near future, but you've seen some of your—we've seen some of your competitors in the space talk about betas in the space that are higher, and I think the key difference is you guys are holding more operational funds versus anything in excess of that, but I was wondering if you guys could just spend a minute maybe just breaking that out, and just longer term why you guys have such a high degree of confidence that the funds on your balance sheet will remain zero? Would be great if you guys could spend a minute.

Alan J. Lane

Yes. Mike, what you're getting at is really—it really highlights the difference between Silvergate and the SEN platform versus any other bank that might be open for business accepting deposits in this ecosystem, and the real difference, as we've said, is around providing 24/7, 365 days a year access to liquidity, and just to restate it, the cryptocurrency markets trade 24 hours a day, seven days a week around the globe. They never sleep, and the traditional banking rails are only open Monday through Friday, and so if you're an institutional investor or an exchange trading this asset class, then you need to have U.S. dollars or euros or other fiat currencies on the platforms. There is no credit per se. There's no prime brokerage in this ecosystem.

While the ecosystem continues to develop, there's still a big gap between the way institutions trade every other asset class that they're used to trading versus cryptocurrencies, and that primary difference is the need for dollars or fiat currency on the platforms in order to trade, and the primary way that this ecosystem does that is by having an account at Silvergate and being connected across our network. It really is a network effect; a two-sided network of exchanges and institutional investors, and then that's a long-winded wind up, Mike, to say that, therefore, as interest rates change, we don't really see significant changes in behavior.

We are prioritizing liquidity for our customers, and this is understood coming in and then with ongoing dialogue, which is if a customer has excess deposits on our platform that they don't need for trading and they desire to earn a return on those funds, then we actually encourage them to take those funds to other
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banks that are willing to pay interest, and those other banks are doing traditional banking things and they're using those deposits in their lending activities, etc. We have a different strategy, and it is one that our customers are very reliant on our ability to provide that 24/7 liquidity, and therefore, we don't see a time when we will pay interest on these deposits, and we want to be an efficient 24/7 access to capital.

Michael Perito

That's perfect. Thank you, and then for my follow-up, just on capital, not necessarily the most relevant ratio for you guys, but obviously, the tangible common equity ratio took a hit this quarter to leverage. It was down with the average assets growing, but it still looks pretty strong. Alan, I was wondering if you could just refresh us on where you guys kind of stand on the capital planning process. It would seem like if stablecoins aren't expected to have an impact, you should have enough for the near future here, but would love some thoughts there as well.

Alan J. Lane

Yes Mike, I think you're exactly right in that given my earlier comments around the fact that we don't expect the stablecoin initiative to generate outsized deposits when we initially launch, we don't have a current need for capital. Having said that, we maintain active dialogue and we keep our finger on the pulse of what's going on in the capital markets so that we can act if and when we need to, but we’re pretty comfortable with where our capital ratios sit today, and even with the rise in rates and the hit to AOCI, we're—we still have very strong capital ratios here as we head into the second quarter.

Operator

The next question comes from George Sutton of Craig Hallum. George, please go ahead. Your line is open.

George Sutton

Thank you.

One of the key takeaways coming out of the Bitcoin conference was the Lightning Network and a number of folks building on top of that, and maybe, Ben, this is a good question for you. If we look forward a year or so, can you just talk about Lightning Network use cases relative to a Diem use case set as you see it?

Ben Reynolds

Yes, George, thanks for the question.

I think it's probably no surprise to anyone that we’re big bitcoiners here at Silvergate and ultimately believe in the use case for bitcoin, and so we’re fans of the Lightning Network as well, and we certainly see the application for that. We do think that it's a slightly different use case than the U.S. dollar-backed stablecoin. The U.S. dollar-backed stablecoin is obviously stable because it's pegged to the dollar, and so as people are making payments, whether that be domestically as they're buying things from merchants or if it's sending money overseas that—where it's a U.S. dollar-friendly territory, we absolutely think that the U.S. dollar-backed stablecoin has—there's a massive opportunity to sort of reshape the way payments exist today.
Silvergate Capital Corporation
Tuesday, April 19, 2022 11:00 AM Eastern

That said, we absolutely think that bitcoin in the Lightning Network can—will coexist, and as there's jurisdictions that maybe want exposure—more exposure to bitcoin than they want to the U.S. dollar, then making payments over the Lightning Network using bitcoin is fantastic. I think what's important to note is that in both scenarios, we think that Silvergate is well-positioned to benefit from that. Obviously, if people are using bitcoin for payments, then that increases its usability, and overall its value and sort of the market that exists for bitcoin as a store value in addition to payments, so we’re excited about Lightning. We're excited about the firms that are innovating around it, and we see those two payment rails coexisting going forward.

George Sutton

Great perspective.

One other question relative to Diem. You've talked about being encouraged by the outreach you’ve gotten from Diem members. There is a lot of discussion that we hear of partners moving in and out. Can you just give us an updated thought process on the interest level in the ecosystem as you see it?

Alan J. Lane

Yes, let me jump back in, Ben. Let me just jump in quickly with a clarifying statement, and I just want to make sure that everybody knows that, again, we did not acquire the Diem Association nor any of the relationships with the Diem Association members, and I think everybody knows that, but when we talk about former Diem members potentially being interested, and that's where I'd like Ben to provide a little color, I just want to be really clear that—and this is important as we work with all of our different constituents in that what we are setting up, we’re absolutely using the technology. We intend to use the technology very similar to the way it was contemplated, but who we work with, whether or not they were former Diem members is really up to us to determine as we move forward, so Ben, why don't you go ahead, because that'll sound like I'm throwing cold water on it, but it's really more of just the perspective of, as we launch something, who we might be launching with, so Ben.
Ben Reynolds

Yes. Thanks for the clarification, Alan.

Yes, when you look at the former members of the Diem Association, the 26 companies that are there, a number of those firms were already customers of Silvergate even before we started working with Diem, and we have had ongoing dialogue with a number of the former members of the Association that are not Silvergate customers.

That said, we've been really encouraged by the conversations that we've had with our existing, call them crypto-native customers. Whether they're exchanges or in the other category; gaming firms and social impact firms, these are folks that are crypto-native and just get the usage of stablecoins for payments and moving value around the globe, and so it's very possible that when we launch, we end up launching with sort of an existing Silvergate customer that's been a customer for a while and just understands the space, so overall, having very positive conversations with folks across the crypto and payments ecosystem, and just really encouraged by their interest in participating in this.

Silvergate Capital Corporation
Tuesday, April 19, 2022 11:00 AM Eastern

All of that said, that doesn't change I think what we've said before around this being a pilot and us starting relatively small and growing it from there. That's still absolutely the plan, and we’ll be strategic about the partners that we ultimately end up launching with.

Thanks for the question.

Operator

Today's question comes from David Chiaverini from Wedbush Securities. David, your line is open. Please go ahead.

David Chiaverini

Hi. Thanks for taking the questions, and we can pick up right where we left off with the stablecoin initiative. I found it intriguing, your comments during the quarter that you could white label the product. Has this strategy of white labeling it increased interest from consumer brands that may want to partner with Silvergate rather than you going with a self-branded stablecoin, and is white labeling this product a game-changer in the stablecoin industry?

Alan J. Lane
Ben, do you want to take that question?

Ben Reynolds

Yes, happy to do it. Thanks for the question Dave.

I think that in the minds of, let's just say, platforms that are thinking about issuing stablecoins, regulation is still first and foremost in their minds, and so the technology is obviously important because they want to make sure that it's reliable and secure and scalable, and we think that the Diem blockchain is all of those things, but ultimately I think there still is an open question around regulation, and a lot of these platforms feel like they need to answer that question sort of first.

As it relates to white labeling it, what we've said is we’re certainly open to that. We would love to continue to have conversations with platforms that are thinking about doing that. We have no preconceived ideas of calling it a Silvergate dollar or anything like that, and we’re actually going through a—sort of a naming branding exercise at the moment, so I think we’re probably in the very early stages of those conversations as you described it David, and we’ll figure it out sort of as we go, but excited about the underlying technology and what we think that we can do there, and certainly the potential of white labeling a stablecoin is certainly a possibility given the technology that we acquired and the payments platform that we acquired.

David Chiaverini

Very helpful. Thanks for that, and then follow up on the MacroStrategy loan of $205 million. I imagine the appetite from MacroStrategy for a SEN leverage product could be much higher given they have several billion of bitcoin on the balance sheet. The question is, is the $205 million a test case before expanding the relationship further? How could this relationship evolve and grow over time?

Silvergate Capital Corporation
Tuesday, April 19, 2022 11:00 AM Eastern

Alan J. Lane

Yes, David, it's a fair question. We have not had any conversations to date about expanding the relationship further, but never say never, and that would be as it relates to your particular question on that customer, as well as any other customer that might hold a lot of bitcoin on their balance sheet as we move through time. I've consistently said that I believe this is some of the best lending that we've ever done at Silvergate, and it's because of the combination of all the things that we’ve talked about as it relates to our ability to have control of the asset, control of the collateral while we have dollars outstanding against it, our ability to liquidate that collateral very quickly if we need to in a market that trades 24 hours a day, seven days a week, so we could not be more excited about this new use case for lending against bitcoin that businesses—that corporations are holding as part of their treasury.

Operator

We have no further questions, so I'll hand back to the Management team for any closing remarks.

Alan J. Lane

All right. Thank you Operator.

Well, I just want to reiterate how proud we are of the strong results this quarter, which were made possible by our customers and the hard work of everyone at Silvergate. We just have a great team, and I want to give a shout out to the team here as we’re wrapping up the call.

As we move through the rest of 2022, we’re excited to continue executing against our multiple growth levers and continuing to provide innovative solutions for our customers, and we look forward to sharing additional updates with you in the coming quarters.

Thanks everybody for your time, and hope you have a great day.

Operator

This concludes today's call. Thank you very much for your attendance. You may now disconnect your line.
Silvergate Capital Corporation
Tuesday, April 19, 2022 11:00 AM Eastern